Exhibit 99.3

KODIAK OIL & GAS CORP.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2012

(amounts in thousands, except share data)

	Kodiak	July 2013			Kodiak
	Oil & Gas	Acquired	Pro Forma		Oil & Gas
	Historical	Properties	Adjustments		Pro Forma
		(a)
Revenues:
Oil sales	$390,425	$82,256	$—		$472,681
Gas sales	18,265	1,621	—		19,886
Total revenues	408,690	83,877	—		492,567

Operating expenses:
Oil and gas production	85,498	17,817	—		103,315
Depletion, depreciation, amortization and accretion	155,634	—	22,800	(b)	178,434
General and administrative	34,528	—	—		34,528
Total expenses	275,660	17,817	22,800		316,277

Operating income	133,030	66,060	(22,800)		176,290

Other income (expense):
Gain on commodity price risk management activities	44,602	—	—		44,602
Interest income (expense), net	(22,911)	—	(17,956	)(c)	(40,867)
Other income	3,663	—	—		3,663
Total other income (expense)	25,354	—	(17,956)		7,398

Income before income taxes	158,384	66,060	(40,756)		183,688

Income tax expense	26,800	—	9,500	(d)	36,300

Net income	$131,584	$66,060	$(50,256)		$147,388

Earnings per common share:
Basic	$0.50				$0.56
Diluted	$0.49				$0.55

Weighted average common shares outstanding:
Basic	263,531,408		—		263,531,408
Diluted	267,671,296		—		267,671,296

(a) Operating revenues and direct operating expenses of the July 2013 Acquired Properties for the year ended December 31, 2012.

(b) Reflects additional depletion, depreciation, amortization and accretion expense attributable to the preliminary purchase price allocations.

(c) Reflects adjustments of (i) $816,000 for the amortization of the origination fees and related closing costs associated with amending and increasing the Company’s credit facility used to fund the acquisition; (ii) $17.1 million of incremental interest expense on acquisition financing, using the Company’s credit facility.  Additionally, the pro forma financial information includes total capitalization of interest expense of $47.3 million.

(d) Reflects additional income tax expense attributable to the pro forma income from the July 2013 Acquired Properties and the pro forma adjustments for depletion and interest expense.

See accompanying notes to unaudited pro forma consolidated financial statements

KODIAK OIL & GAS CORP.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

1.             BASIS OF PRESENTATION

On June 2, 2013, Kodiak Oil & Gas (USA) Inc. (“Kodiak USA”), a wholly owned subsidiary of Kodiak Oil & Gas Corp. (the “Company” or “Kodiak”), entered into a definitive purchase and sale agreement with Liberty Resources LLC, a Delaware limited liability company (the “Seller”), under which Kodiak USA has agreed to acquire approximately 42,000 net acres of Williston Basin leaseholds, and related producing properties located primarily in McKenzie and southern Williams Counties, North Dakota, along with various other related rights, permits, contracts, equipment and other assets, including the assignment and assumption of a drilling rig contract (the “July 2013 Acquired Properties”). The effective date for the acquisition is March 1, 2013 (the “Effective Date”).

On July 12, 2013, the parties closed the acquisition for aggregate consideration of $731.8 million in cash, which included certain purchase price adjustments calculated at the closing date. The Company funded the acquisition through borrowings under its credit facility.

The Company, Kodiak USA and Seller entered into amendment to the purchase and sale agreement on July 12, 2013 to provide for the transfer of July 2013 Acquired Properties directly to Kodiak Williston, LLC, a newly formed Delaware limited liability company and wholly-owned subsidiary of Kodiak USA.

The unaudited pro forma statement of operations for the year ended December 31, 2012 presents the acquisition of the July 2013 Acquired Properties as if the acquisition had occurred on January 1, 2012. The unaudited pro forma condensed consolidated financial statement is not necessarily indicative of the financial position or results of operations that would have occurred had the acquisition been effected on the assumed dates s. Additionally, future results may vary significantly from the results reflected in the unaudited pro forma consolidated statement of operations due to normal production declines, changes in prices, future transactions, and other factors.

These unaudited pro forma consolidated financial statements should be read in conjunction with our Annual Report on Form 10-K for the year ended December 31, 2012 and the Statements of Operating Revenues and Direct Operating Expenses of the Properties to be Acquired by Kodiak Oil & Gas Corp. for the year ended December 31, 2012 and for the three months ended March 31, 2013 (unaudited) and 2012 (unaudited).

KODIAK OIL & GAS CORP.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

2.                                      PRO FORMA ADJUSTMENTS TO THE CONSOLIDATED STATEMENT OF OPERATIONS

(a)         Operating revenues and direct operating expenses of the July 2013 Acquired Properties for the year ended December 31, 2012.

(b)         Reflects additional depletion, depreciation, and amortization expense and accretion expense attributable to the preliminary purchase price allocations.

(c)          Reflects adjustments of (i) $816,000 for the amortization of the origination fees and related closing costs associated with amending and increasing the Company’s credit facility used to fund the acquisition; (ii) $17.1 million of incremental interest expense on acquisition financing, using the Company’s credit facility. Additionally, the pro forma financial information includes total capitalization of interest expense of $47.3 million.

(d)         Reflects additional income tax expense attributable to the pro forma income from the July 2013 Acquired Properties and the pro forma adjustments for depletion and interest expense.